UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2009

VERILINK CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-28562	94-2857548
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South Johnstone, Suite 501
Bartlesville, Oklahoma 74003
(Address of principal executive offices / Zip Code)

(918) 336-1773
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act.

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

o	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

o	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01

Entry into a Material Definitive Agreement

On February 10, 2009, Verilink, Inc. (“Verilink”) entered into an Agreement (the “Agreement”) with Osage Land Company (“Osage Land”) to acquire certain oil and gas leases covering approximately 3,912 acres of oil and gas leases located primarily in Phillips County, State of Colorado. The leases being acquired reserve a 1/8th  royalty to the mineral interest holders and 6.25% overriding royalty interest to Osage Land.

The primary term of the leases is for a five (5) year period from 2007 to 2012.  Osage Land is to receive $80.00 per net mineral acre on or before the 10th day of July, 2009, and will also receive a 10% carried working interest on the first well in each prospect or particular tract of land.  Osage Land will also receive the option to participate with a

10% working interest on each additional well within a prospect.  The option to exchange common shares for the payment obligation called for under the Agreement remains open and subject to further negotiation with Osage Land.  The Agreement contains customary representations, warnings, covenants and closing conditions.  Subject to certain conditions and exceptions, the Agreement may be terminated prior to closing in the event that (a) the parties to the Agreement mutually consent to the termination, (b) a closing under the Agreement has not occurred prior to the close of business on July 10, 2009, (c) there is a failure to perform certain covenants, (d) there is a material breach, or (e) there exists certain title and/or environmental defects, as applicable.

Verilink intends to conduct geophysical operations on at least two (2) square miles of the leases covered under the Agreement.  This is commonly referred to as seismic testing and will be used to determine the location of any Niobrara gas structures.  If gas structures are determined to be present, Management for Verilink intends to evaluate their suitability with various professionals to determine if drilling is warranted.

The foregoing summary is not intended to be complete and is qualified as to its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits

Exhibit

   No.

Description

10.1

Agreement between the Company and Osage Land Company to acquire certain oil and gas leases in Phillips and Yuma County, Colorado, dated February 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION
(Registrant)

Dated: February 10, 2009	By:	/s/ James Ditanna

	Name:	James Ditanna
	Title:	President